Exhibit 10.01

March 19, 2024

Greg BieIli

Dear Greg,

This Letter Agreement (“Letter Agreement”) sets forth the understanding between Tejon Ranch Co. (the “Company”) and yourself, Greg Bielli (“Consultant”), regarding our agreement to pay for consulting and advisory services that you have agreed to provide the Company and its affiliates following your retirement, which is anticipated on December 31, 2024 (the “Retirement Date”).

Following the Retirement Date, you shall continue to serve on the Company’s Board of Directors and be eligible for compensation in accordance with the Company’s non-employee director compensation program as in effect from time to time.

In addition, commencing January 1, 2025 (the “Effective Date”) and continuing for a 12-month period ending December 31, 2025 or, if earlier, until this Letter Agreement is terminated by either party hereto (such period the “Consulting Term”). Consultant shall serve as a senior advisor to the Company consulting and advising the Company regarding such matters as reasonably requested by the Board of Directors of the Company (the “Board”) or the Chief Executive Officer. Following expiration of the Consulting Term, the Company and Consultant may mutually agree to extend the Consulting Term on the same terms as set forth herein or on different terms as may be mutually agreed to by the Company and Consultant. During the Consulting Term, Consultant shall report directly to the Board. In consideration for such consulting and advising services, the Company hereby agrees to pay Consultant a monthly consulting fee in cash in the amount of $85,000 per month, paid in on the first of each calendar month during the Consulting Term, without need for invoice (the “Consulting Fee”). In addition, the Company shall reimburse Consultant for all reasonable and actual expenses incurred by Consultant during the Consulting Term in the course of performing the services under this Letter Agreement that are consistent with the Company’s policies in effect from time to time with respect to travel and other business expenses, subject to the Company’s requirements applicable generally with respect to reporting and documentation of such expenses.

This Letter Agreement may be terminated at any time by either party hereto by providing written notice of such termination to the other party. If Consultant terminates this Letter Agreement for his convenience, the Company’s sole obligation to Consultant shall be payment of any fees then due and payable and any reasonable actual expenses incurred for any services completed up to and including the date of such termination in accordance with the terms of this Letter Agreement. If Company terminates this Letter Agreement for its convenience and without cause, then Company shall pay, in lump sum within ten (10) days of such termination, the remaining Consulting Fee for each month remaining in the Consulting Term, along with any reasonable actual expenses incurred in relation to the services completed up to and including the date of termination.

Consultant understands and agrees that Consultant will not incur any expenses outside the normal and expected business benefits conferred to the Company under this Letter Agreement. Consultant agrees and acknowledges that Consultant will not be covered by workers’ compensation insurance or by any other insurance or employee benefit plan of the Company, including without limitation, retirement benefits, group health insurance or paid time off, Consultant agrees and acknowledges that the timely payment of all taxes and/or assessments owing due to the payment of compensation to, or the provision of the services hereunder by, Consultant pursuant to this Letter Agreement are the sole responsibility of Consultant, including, without limitation, all estimated taxes, state unemployment insurance taxes, federal and state income taxes, federal social security payments, and state disability insurance taxes.

Consultant shall at all times during the Consulting Term act in the best interests of Company, furnish your best skill and judgment, and cooperate with Company Consultant will have access to and shall not improperly use or disclose the Company’s confidential information to any party outside of the Company at any time (both during the Consulting Term and after the termination of this Letter Agreement), except where required to conduct the services hereunder or where the information has previously been disclosed to the public by the Company. Notwithstanding anything to the contrary contained herein, no provision of this Letter Agreement will be interpreted so as to impede Consultant (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any Inspector General of any United States federal agency, or making other disclosures under the whistleblower provisions of federal law or regulation. Consultant does not need the prior authorization of the Company to make any such reports or disclosures, and Consultant will not be required to notify the Company that such reports or disclosures have been made.

This Letter Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, will be governed by and construed in accordance with the laws of the State of California (without regard to its choice of law provisions).

If the foregoing sets forth your understanding of our arrangement, please countersign below and return a copy to the Board.

Sincerely.

Tejon Ranch Co.

/s/ Norman J. Metcalfe
Name: Norman J. Metcalfe
Title: Chair of the Board of Directors

I, Greg Bielli, hereby acknowledge and agree to the terms and conditions set forth in this Letter Agreement

/s/ Greg Bielli
Greg Bielli

Dated: 3/21/2024